Exhibit 99.1

Femasys Inc. Announces the Appointment of Dov Elefant to New Position of Chief Financial Officer

-- Seasoned financial executive with 25 years of experience leading public and private biotech companies throughout various stages --

ATLANTA, February 24, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced the appointment of Dov Elefant to chief financial officer (CFO), to be effective February 28, 2022. Mr. Elefant has 25 years of financial management experience at both public and private biopharmaceutical companies.

“I am incredibly excited to bring Dov on board, not only because of his established record of success in finance and accounting at public biopharmaceutical companies, but also because of his exceptional leadership capabilities,” Kathy Lee-Sepsick, president, chief executive officer and founder of Femasys, said. “Dov’s experience overseeing fundraising, licensing deals and M&A transactions, as well as positioning companies who have transitioned to the public markets, will be invaluable to Femasys as we continue to evolve.”

Mr. Elefant remarked, “I am thrilled to join Femasys’ executive team and build upon the Company’s momentum as it advances its mission of bringing superior first-in-class technologies to underserved areas of women’s health. I look forward to furthering the Company's strategic direction and growth as it works towards completing development of its novel biomedical alternatives in infertility and permanent birth control for women worldwide and seeks expansion of its commercial footprint. As value is enhanced in these programs, my goal will be to translate this value to all of Femasys’ stakeholders.”

Mr. Elefant brings a proven record as a senior level global financial expert with financial reporting, fundraising, and mergers and acquisitions expertise.  Most recently, he was the vice president and CFO of Cellectar Biosciences, a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of targeted cancer drugs. Before that, Mr. Elefant served as CFO of Celsus Therapeutics until its acquisition of Swiss company, Volution Immuno Pharmaceuticals in 2015, when it was then renamed Akari Therapeutics Plc. Prior to this, Mr. Elefant was CFO at Althera Medical Ltd, a medical device company focused on cancer therapies. Earlier in his career, he led business operations, including overseeing equity and debt financings and licensing deals, for various other finance departments at Lev Pharmaceuticals through its acquisition by ViroPharma in 2009, EpiCept Corporation, Alteon, Inc. and Innapharma, Inc. Mr. Elefant holds a B.S. in accounting from the Sy Syms School of Business at Yeshiva University in New York, N.Y.

Grant of Inducement Option

In connection with the appointment of Mr. Elefant, Femasys has granted to Mr. Elefant, to be effective as of his first day of employment, an option to purchase 100,000 shares of Femasys common stock at an exercise price per share equal to the closing price of Femasys common stock on the grant date as reported by Nasdaq. This grant was approved by the Compensation Committee of Femasys’ Board of Directors and made as an inducement material to Mr. Elefant entering into employment with Femasys as contemplated by Nasdaq Listing Rule 5635(c)(4).

The stock option will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of employment, with the remaining shares vesting 25% each year over the following three years, subject to Mr. Elefant’s continued employment with Femasys.  Femasys provides this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States. Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com